Exhibit 99.1

AEP Reports Strong First-Quarter 2015 Earnings, Driven by Solid Performance in Regulated and Competitive Businesses

- First-quarter 2015 earnings $1.29 per share GAAP and $1.28 per share operating

- Company reaffirms 2015 operating earnings guidance range of $3.40 to $3.60 per share

COLUMBUS, Ohio, April 23, 2015 /PRNewswire/ --

AMERICAN ELECTRIC POWER Preliminary, unaudited results
	First-quarter ended March 31
	2015	2014	Variance
Revenue ($ in billions):	4.7	4.6	0.1
Earnings ($ in millions):
GAAP	629	560	69
Operating	625	560	65
EPS ($):
GAAP	1.29	1.15	0.14
Operating	1.28	1.15	0.13
EPS based on 490mm shares Q1 2015, 488mm in Q1 2014.

American Electric Power (NYSE: AEP) today reported first-quarter 2015 earnings, prepared in accordance with Generally Accepted Accounting Principles (GAAP), of $629 million or $1.29 per share, compared with $560 million or $1.15 per share in first-quarter 2014. Operating earnings (GAAP earnings excluding special items) for first-quarter 2015 were $625 million or $1.28 per share, compared with first-quarter 2014 operating earnings of $560 million or $1.15 per share.

The difference in first-quarter 2015 GAAP and operating earnings was due to commodity hedging within the Generation & Marketing segment.

A full reconciliation of GAAP earnings with operating earnings for the quarter is included in the tables at the end of this news release.

"Our strong first-quarter financial results reflect the continued success of our strategy of investing in regulated operations, growing the transmission business and effectively managing our operations and maintenance spending. First-quarter results were also bolstered by the solid performance of our competitive businesses," said Nicholas K. Akins, AEP chairman, president and chief executive officer.

"Weather had a positive impact in both first-quarter 2014 and 2015 – the coldest and second coldest winters respectively in our service territory during the past 35 years. Overall, weather-normalized sales for first-quarter 2015 were 1.3 percent lower than last year. Industrial sales grew 1.2 percent, commercial sales fell slightly, and residential sales declined 4 percent as expected, due to extremely high usage by customers during the polar vortex events of 2014. We remain confident that our 2015 load growth projections are on track," Akins said.

"We continue to see significant industrial load growth in our shale gas counties, with a 14 percent increase year-over-year. Although growth in the oil and gas industry may be impacted by the decline in oil prices, other industrial sectors in our service area are benefiting from lower fuel costs.

"AEP's Transmission Holding Co. continues to be a key part of our earnings growth strategy. Our investment in this segment has grown significantly in the last three years, and we expect it to contribute 38 cents per share this year. AEP's combined transmission and distribution investment will represent 70 percent of our capital expenditures over the next three years as we continue making infrastructure and system improvements to benefit customers and build the integrated grid of the future," Akins said.

EARNINGS GUIDANCE

Management reaffirmed its 2015 operating earnings guidance range of $3.40 to $3.60 per share. In providing operating earnings guidance, there could be differences between operating earnings and GAAP earnings for matters such as, but not limited to, impairments or changes in accounting principles. AEP management is not able to estimate the impact, if any, on GAAP earnings of these items. Therefore, AEP is not able to provide a corresponding GAAP equivalent for earnings guidance.

SUMMARY OF RESULTS BY SEGMENT $ in millions
GAAP Earnings	1Q 15	1Q 14	Variance
Vertically Integrated Utilities(a)	299	278	21
Transmission & Distribution Utilities (b)	97	97	0
AEP Transmission Holdco (c)	36	24	12
Generation & Marketing (d)	187	163	24
AEP River Operations (e)	11	3	8
All Other	(1)	(5)	4
Total GAAP Earnings	629	560	69

Operating Earnings	1Q 15	1Q 14	Variance
Vertically Integrated Utilities	299	278	21
Transmission & Distribution Utilities	97	97	0
AEP Transmission Holdco	36	24	12
Generation & Marketing	183	163	20
AEP River Operations	11	3	8
All Other	(1)	(5)	4
Total Operating Earnings	625	560	65
A full reconciliation of GAAP earnings with operating earnings is included in tables at the end of this news release.

(a) Includes AEP Generating Co., Appalachian Power, Indiana Michigan Power, Kentucky Power, Kingsport Power, Public Service Company of Oklahoma, Southwestern Electric Power and Wheeling Power.
(b) Includes Ohio Power, AEP Texas Central and AEP Texas North.
(c) Includes wholly-owned transmission-only subsidiaries and transmission-only joint ventures.
(d) Includes nonregulated generation in ERCOT and PJM as well as marketing, risk management and retail activities in ERCOT, PJM and MISO.
(e) Includes commercial barging operations.

Operating earnings from Vertically Integrated Utilities for first-quarter 2015 increased $21 million compared with the same period in 2014. This reflects the impact of favorable rate decisions and a decrease in employee-related expenses, partially offset by reduced market prices.

Operating earnings from AEP Transmission Holdco for first-quarter 2015 increased $12 million compared with the same period in 2014, largely due to increased transmission-related investment.

Operating earnings from Generation & Marketing for first-quarter 2015 increased $20 million compared with the same period in 2014, primarily due to favorable trading and marketing activity, as well as decreases in plant outage and maintenance costs.

Operating earnings from AEP River Operations for first-quarter 2015 increased $8 million compared with the same period in 2014, primarily due to lower operating costs.

WEBCAST

American Electric Power's quarterly conference call with financial analysts and investors will be broadcast live over the Internet at 9 a.m. EDT today at http://www.aep.com/webcasts. The webcast will include audio of the conference call and visuals of charts and graphics referred to by AEP management during the call. The charts and graphics will be available for download at http://www.aep.com/webcasts.

The call will be archived on http://www.aep.com/webcasts for those unable to listen during the live webcast. Archived calls also are available as podcasts.

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American Electric Power is one of the largest electric utilities in the United States, delivering electricity to more than 5.3 million customers in 11 states. AEP ranks among the nation's largest generators of electricity, owning nearly 38,000 megawatts of generating capacity in the U.S. AEP also owns the nation's largest electricity transmission system, a more than 40,000-mile network that includes more 765-kilovolt extra-high voltage transmission lines than all other U.S. transmission systems combined. AEP's transmission system directly or indirectly serves about 10 percent of the electricity demand in the Eastern Interconnection, the interconnected transmission system that covers 38 eastern and central U.S. states and eastern Canada, and approximately 11 percent of the electricity demand in ERCOT, the transmission system that covers much of Texas. AEP's utility units operate as AEP Ohio, AEP Texas, Appalachian Power (in Virginia and West Virginia), AEP Appalachian Power (in Tennessee), Indiana Michigan Power, Kentucky Power, Public Service Company of Oklahoma, and Southwestern Electric Power Company (in Arkansas, Louisiana and east Texas). AEP's headquarters are in Columbus, Ohio.

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AEP's earnings are prepared in accordance with accounting principles generally accepted in the United States and represent the company's earnings as reported to the Securities and Exchange Commission. The company's operating earnings, or GAAP earnings adjusted for certain items as described in the news release and charts, provide another representation of the company's performance. AEP uses operating earnings as the primary performance measurement when communicating with analysts and investors regarding its earnings outlook and results. The company also uses operating earnings data internally to measure performance against budget and to report to AEP's Board of Directors.

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This report made by American Electric Power and its Registrant Subsidiaries contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Although AEP and each of its Registrant Subsidiaries believe that their expectations are based on reasonable assumptions, any such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are: the economic climate, growth or contraction within and changes in market demand and demographic patterns in AEP's service territory; inflationary or deflationary interest rate trends; volatility in the financial markets, particularly developments affecting the availability of capital on reasonable terms and developments impairing AEP's ability to finance new capital projects and refinance existing debt at attractive rates; the availability and cost of funds to finance working capital and capital needs, particularly during periods when the time lag between incurring costs and recovery is long and the costs are material; electric load, customer growth and the impact of competition, including competition for retail customers; weather conditions, including storms and drought conditions, and AEP's ability to recover significant storm restoration costs; available sources and costs of, and transportation for, fuels and the creditworthiness and performance of fuel suppliers and transporters; availability of necessary generating capacity and the performance of AEP's generating plants; AEP's ability to recover increases in fuel and other energy costs through regulated or competitive electric rates; AEP's ability to build or acquire generating capacity and transmission lines and facilities (including the ability to obtain any necessary regulatory approvals and permits) when needed at acceptable prices and terms and to recover those costs; new legislation, litigation and government regulation, including oversight of nuclear generation, energy commodity trading and new or heightened requirements for reduced emissions of sulfur, nitrogen, mercury, carbon, soot or particulate matter and other substances, or additional regulation of fly ash and similar combustion products that could impact the continued operation, cost recovery, and/or profitability of AEP's generation plants and related assets; evolving public perception of the risks associated with fuels used before, during and after the generation of electricity, including nuclear fuel; a reduction in the federal statutory tax rate that could result in an accelerated return of deferred federal income taxes to customers; timing and resolution of pending and future rate cases, negotiations and other regulatory decisions, including rate or other recovery of new investments in generation, distribution and transmission service and environmental compliance; resolution of litigation; AEP's ability to constrain operation and maintenance costs; AEP's ability to develop and execute a strategy based on a view regarding prices of electricity and other energy-related commodities; prices and demand for power that AEP generates and sells at wholesale; changes in technology, particularly with respect to new, developing, alternative or distributed sources of generation; AEP's ability to recover through rates or market prices any remaining unrecovered investment in generating units that may be retired before the end of their previously projected useful lives; volatility and changes in markets for capacity and electricity, coal, and other energy-related commodities, particularly changes in the price of natural gas and capacity auction returns; changes in utility regulation and the allocation of costs within regional transmission organizations, including ERCOT, PJM and SPP; the transition to market for generation in Ohio, including the implementation of ESPs and AEP's ability to recover investments in its Ohio generation assets; AEP's ability to successfully and profitably manage its separate competitive generation assets; changes in the creditworthiness of the counterparties with whom AEP has contractual arrangements, including participants in the energy trading market; actions of rating agencies, including changes in the ratings of AEP debt; the impact of volatility in the capital markets on the value of the investments held by AEP's pension, other postretirement benefit plans, captive insurance entity and nuclear decommissioning trust and the impact of such volatility on future funding requirements; accounting pronouncements periodically issued by accounting standard-setting bodies; and other risks and unforeseen events, including wars, the effects of terrorism (including increased security costs), embargoes, cyber security threats and other catastrophic events.

American Electric Power

Financial Results for Year-to-Date 2015
Reconciliation of GAAP to Operating Earnings

		2015
		Vertically Integrated Utilities	Transmission & Distribution Utilities	AEP Transmission Holdco	Generation and Marketing	AEP River Operations	Parent & All Other	Total	EPS
		($ millions)

GAAP Earnings		299.0	97.0	36.0	187.0	11.0	(1.0)	629.0	$ 1.29

Special Items
Mark-to-Market Impact of Economic Hedging Activities	a	-	-	-	(4.0)	-	-	(4.0)	(0.01)
		-	-	-	-	-	-	-	-

Total Special Items		-	-		(4.0)	-	-	(4.0)	$ (0.01)

Operating Earnings		299.0	97.0	36.0	183.0	11.0	(1.0)	625.0	$ 1.28

Financial Results for Year-to-Date 2014
Reconciliation of GAAP to Operating Earnings

		2014
		Vertically Integrated Utilities	Transmission & Distribution Utilities	AEP Transmission Holdco	Generation and Marketing	AEP River Operations	Parent & All Other	Total	EPS
		($ millions)

GAAP Earnings		278.0	97.0	24.0	163.0	3.0	(5.0)	560.0	$ 1.15

Special Items
Mark-to-Market Impact of Economic Hedging Activities	a	-	-	-	-	-	-	-	-

Total Special Items		-	-		-	-	-	-	$ -

Operating Earnings		278.0	97.0	24.0	163.0	3.0	(5.0)	560.0	$ 1.15

a	Reflected in Revenues, and Income Tax Expense

American Electric Power
Summary of Selected Sales Data
Regulated Connected Load
(Data based on preliminary, unaudited results)

	Three Months Ending March 31,
ENERGY & DELIVERY SUMMARY	2015	2014	Change

Vertically Integrated Utilities
Retail Electric (in millions of kWh):
Residential	10,379	10,905	(4.8%)
Commercial	6,011	6,115	(1.7%)
Industrial	8,360	8,332	0.3%
Miscellaneous	548	555	(1.3%)
Total Retail	25,298	25,907	(2.4%)

Wholesale Electric (in millions of kWh): (a)	8,268	10,184	(18.8%)

Total KWHs	33,566	36,091	(7.0%)

Transmission & Distribution Utilities
Retail Electric (in millions of kWh):
Residential	7,266	7,527	(3.5%)
Commercial	5,915	5,902	0.2%
Industrial	5,280	5,143	2.7%
Miscellaneous	161	171	(5.8%)
Total Retail (b)	18,622	18,743	(0.6%)

Wholesale Electric (in millions of kWh): (a)	534	700	(23.7%)

Total KWHs	19,156	19,443	(1.5%)

(a) Includes Off-System Sales, Municipalities and Cooperatives, Unit Power, and
Other Wholesale Customers.

(b) Represents energy delivered to distribution customers.

CONTACT: MEDIA CONTACT: Tammy Ridout, Manager, Media Relations, 614/716-2347, or ANALYSTS CONTACT: Bette Jo Rozsa, Managing Director, Investor Relations, 614/716-2840